QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.19

EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT ("Agreement") is effective this            day of                        , 2004, between Comstock Homebuilding Companies, Inc. (the "Employer") and Bruce J. Labovitz (the "Executive").

WITNESSETH

        WHEREAS, the Board of Directors of the Employer (the "Board") wishes to employ the Executive on the terms and conditions in this Agreement and in accordance with the policies established by the Employer for senior executive level employees; and

        WHEREAS, the Executive desires to accept such employment;

        NOW THEREFORE, in consideration of the promises and the mutual agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    DEFINITIONS

        Those words and terms that have special meanings for purposes of this Agreement are specially defined through the use of parenthetical quotations and upper-lower case lettering. In addition, the following words and terms shall have the meanings set forth below for the purposes of this Agreement:

          1.1.    Cause.    Termination of the Executive's employment for "Cause" shall mean termination based on any of the following: (a) conviction (or entering a plea of guilty or nolo contendere) of any felony or other crime involving misuse or misappropriation of money or other property, moral turpitude, or that results in Executive being incarcerated for more than sixty (60) consecutive days upon such conviction; or (b) conduct that is intentional in nature that materially injures the business or reputation of the Employer or that prevents the Executive from being able to adequately perform his job duties; or (c) failure of the Executive to perform to the best of his abilities a substantial portion of the Executive's duties and responsibilities assigned or delegated under this Agreement, which failure is not cured, in the reasonable judgment of the Board, within sixty (60) days after written notice given to the Executive by the Board, unless Executive demonstrates during that sixty (60) day period that Executive is taking affirmative steps to cure such failure and in such event Executive shall be entitled to an additional sixty (60) days to cure such failure; (d) any intentional and material breach by the Executive of any of the covenants set forth in the Confidentiality & Non-Competition Agreement of even date herewith; (e) gross negligence, willful gross misconduct or insubordination of the Executive; or (f) an intentional and material breach of any provision of this Agreement that is not cured, in the reasonable judgment of the Board, within sixty (60) days after written notice given to the Executive by the Board, unless Executive demonstrates during that sixty (60) day period that Executive is taking affirmative steps to cure such failure and in such event Executive shall be entitled to an additional sixty (60) days to cure such failure. Cause shall be determined in good faith by the affirmative vote of a majority of the whole Board (excluding the Executive if he is a member of the Board) after the Executive has been provided the opportunity to make a presentation to the Board (which presentation may be with counsel).

          1.2.    Change in Control.    "Change in Control" shall mean:

            (i)    the acquisition by any "person" or "group" (as defined in or pursuant to Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (other than (A) the Employer or any subsidiary thereof or (B) any employee benefit plan of the Employer or any subsidiary thereof, directly or indirectly, as "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Employer representing more than fifty percent (50%) of either the then outstanding shares or the combined voting power of the then outstanding securities of the Employer;

            (ii)   during any period of twenty-four consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

            (iii)  the stockholders of the Employer approve (A) a merger, consolidation or other business combination of the Employer with any other "person" or "group" (as defined in or pursuant to Sections 13(d) and 14(d) of the Exchange Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of the Employer immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the Employer or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (B) a plan of complete liquidation of the Employer or an agreement for the sale or disposition by the Employer of all or substantially all of it's assets (including if accomplished pursuant to the sale of shares of equity securities (including by any consolidation, merger or reorganization) of one or more subsidiaries of the Employer which collectively constitute all or substantially all of its assets); or

            (iv)  any other event or circumstance that is not covered by the foregoing subsections but that the Board determines to affect control of the Employer and with respect to which the Board adopts a resolution that the event or circumstance constitutes a Change in Control for purposes of this Agreement.

          1.3.    Disability.    Termination by the Employer of the Executive's employment based on "Disability" shall mean termination because the Executive is unable to perform the essential functions of his/her position with or without accommodation due to a disability (as such term is defined in the Americans with Disabilities Act) for nine (9) months in the aggregate during any twelve month period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.

          1.4.    Good Reason.    Termination by the Executive of the Executive's employment for "Good Reason" shall mean termination by the Executive based on any one of the following:

            1.4.1    Without the Executive's express written consent, a material adverse change made by the Employer in the Executive's functions, duties or responsibilities;

            1.4.2.    Without the Executive's express written consent, a reduction by the Employer in the Executive's Base Salary as the same may be increased from time to time; or, except to the extent permitted by Section 3.4.1 hereof, a material reduction in the package of fringe benefits provided to the Executive, taken as a whole;

            1.4.3.    Without the Executive's express written consent, the Employer fails to provide the Executive with an office and administrative support or requires the Executive to work in an office which is more than thirty (30) miles from the location of the Employer's current principal executive office, except for required travel on business of the Employer to an extent substantially consistent with the Executive's business travel obligations; or

            1.4.4.    The failure by the Employer to obtain the assumption of and agreement to perform this Agreement by a successor as contemplated in Section 8.1 hereof;

provided however, that any actions taken by the Employer to accommodate a disability of the Executive or pursuant to the Family and Medical Leave Act shall not be a "good reason" for purposes of this

Agreement; and provided further that the continued employment of the Executive shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason.

          1.5.    Notice of Termination.    Any purported termination of the Executive's employment by the Employer for any reason, or by the Executive for any reason shall be communicated by a written "Notice of Termination" to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, (iii) specifies a Date of Termination; and (iv) is given in the manner specified in Section 8.2. "Date of Termination" as used in this Agreement shall mean the date specified in the Notice of Termination required by this Section.

        2.    EMPLOYMENT

        2.1.    Position and Term.    The Employer hereby employs the Executive as Chief Financial Officer, reporting directly to the Chief Executive Officer, and the Executive hereby accepts said employment and agrees to render such services to the Employer, on the terms and conditions set forth in this Agreement. Unless extended as provided in this Section 2.1, or terminated in accordance with Section 5, this Agreement shall terminate three (3) years after the date first above-written; provided, however, that, while this Agreement is in effect, beginning one year following the date first above-written and continuing on each one year anniversary of the Agreement (the "Annual Renewal Date"), this Agreement shall be automatically extended for an additional one (1) year, unless the parties have re-negotiated the Agreement or one of the parties gives written notice of non-renewal in accordance with Section 8.2 hereof to the other party at least thirty (30) days prior to an Annual Renewal Date, in which event this Agreement shall continue in effect for the remaining term of the Agreement. Reference herein to the "Term" of this Agreement shall refer both to the initial term and any successive term, as the context requires. The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided.

          2.2.    Duties.    During the Term, and to the extent reasonably necessary to perform his duties hereunder, the Executive shall devote his full working time and attention and agrees to use his best efforts to further the interests of the Employer and to perform such services for the Employer as is consistent with his position and as directed, from time to time, by the Board. During the Term, and to the extent reasonably necessary to perform his duties hereunder, the Executive shall devote his full time, attention and energies to the business of the Employer and shall not be employed or involved in any other business activity that prevents the Executive from performing his duties hereunder. Notwithstanding the foregoing, the following activities are permitted activities: (i) volunteer services for or on behalf of such religious, educational or non-profit organization as Executive may wish to serve, and (ii) such other activities as may be specifically approved by the Employer.

        3.    COMPENSATION AND BENEFITS

          3.1.    Base Salary.    For services rendered hereunder by the Executive, the Employer shall compensate and pay Executive for his services during the Term at a minimum base salary of three hundred thousand dollars ($300,000) per year ("Base Salary"), which may be increased from time to time in such amounts as may be determined by the Board. Said Base Salary shall be payable in accordance with the Employer's regular payroll practices.

          3.2.    Bonus.    In addition to his Base Salary, the Executive shall be eligible during the Term to receive an annual cash bonus determined by the Board based on the Employer's financial performance goals and taking into account a recommendation by the Employer's Compensation Committee ("Bonus"). Any Bonus shall be paid within ninety (90) days of the end of the

  Employer's fiscal year, and, provided the Employer's goals have been met, will be up to one hundred percent (100%) of the Executive's Base Salary. The Executive must be employed at the end of the fiscal year but need not be employed by the Employer at the time of payment in order to receive any Bonus to which the Executive is otherwise entitled pursuant to the terms of this Section 3.2. Payment of any Bonus shall be subject to the provisions of Sections 5.1, 5.2, 5.3, 5.4, 5.5 and 5.6 hereof. The Executive is also an eligible participant in the Employer's equity incentive, employer stock purchase and any similar executive compensation plans the Employer may adopt from time to time. Any awards under such plans shall be determined by the Board, taking into account a recommendation by the Employer's Compensation Committee.

          3.3.    Withholding.    All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld for payment to the applicable taxing authorities pursuant to any applicable law or regulation. Employer shall make such payments to the applicable taxing authority when due.

          3.4.    Policies and Benefits.

            3.4.1    Participation in Policies and Benefit Plans.    Except as otherwise provided herein, during the Term, the Executive's employment shall be subject to the personnel policies that apply generally to the Employer's executive employees as the same may be interpreted, adopted, revised or deleted from time to time by the Employer in its sole discretion. Except as otherwise provided herein, during the Term, the Executive shall be entitled to participate in and receive the benefits of any benefit plans, benefits and privileges given to executive level employees of the Employer, to the extent commensurate with his then duties and responsibilities ("Benefit Plans") when and if such Benefit Plans are established by the Employer. The Employer shall not make any changes in such plans, benefits or privileges that would adversely affect the Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employer and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employer. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to the Executive pursuant to Section 3.1 hereof.

            3.4.2    Director's and Officer's Liability Insurance.    During the Term, the Employer shall provide the Executive with directors' and officers' liability insurance coverage in an amount determined by the Board to be appropriate and affordable.

            3.4.3    Life Insurance.    During the Term, the Employer shall provide the Executive with Life Insurance in accordance with the terms of any applicable life insurance plan established by the Employer.

            3.4.4    Long-term Disability Insurance.    During the Term, the Employer shall provide the Executive with Long-Term Disability Insurance in accordance with the terms of any applicable long-term disability plan established by the Employer.

        4.    SUPPORT AND EXPENSES

          4.1.    Office.    The Employer shall provide the Executive with secretarial and support staff and furnished offices and conference facilities in the Reston, Virginia area, and in such other location, if any, in which the Executive hereafter agrees to perform services on behalf of the Employer, all of which shall be consistent with the Executive's duties and sufficient for the efficient performance of those duties.

          4.2.    Expenses.    The Employer shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with the business of the Employer, including, but not by way of limitation, traveling expenses, communication expenses (including, but not limited to, reasonable expenses relating to the acquisition, installation and maintenance of telecommunications and computer networking facilities enabling Executive to perform his duties on behalf of the Employer from Executive's primary residence), and all reasonable entertainment expenses (whether incurred at the Executive's residence, while traveling or otherwise), subject to such reasonable documentation and other limitations as may be established by policies of the Employer and/or the Board.

        5.    TERMINATION

          5.1.    Termination Due to Death.    If the Executive's employment is terminated by reason of the Executive's death, the Employer shall (i) continue to pay the Executive's Base Salary then in effect for a period of twelve (12) months after the Date of Termination (after which time the Employer shall have no further obligation to pay Base Salary to the Executive) and (ii) within ninety (90) days of the Employer's last payment of Base Salary under this Section, or the end of the Employer's fiscal year during which the Executive's death occurs, whichever is earlier, pay, on a prorated basis if applicable, any earned but unpaid Bonus, determined as of the Date of Termination (using calendar days of service to the Company during the year of Executive's death as a percentage of 365 calendar days to determine the percentage of Bonus compensation). The entitlement of any beneficiary of the Executive to benefits under any benefit plan shall be determined in accordance with applicable law and the provisions of such plan. In lieu of payments to the Executive's estate following the Executive's death, the Executive may designate a beneficiary or beneficiaries to whom all payments which may be due under this Agreement will be made in the event of the Executive's death. Such designation shall be made on a form delivered to the Employer. The Executive shall have the right to change or revoke any such designation from time to time by filing a new designation or notice of revocation with the Employer, and no notice to any beneficiary nor consent by any beneficiary shall be required to effect any such change or revocation. If the Executive shall fail to designate a beneficiary before the Executive's death, or if no designated beneficiary survives the Executive, any payments which may be due under this Agreement following the Executive's death will be paid to the Executive's estate.

          5.2.    Termination Due to Disability.    If the Executive is terminated due to Disability, the Employer shall (i) continue to pay the Executive's Base Salary then in effect for a period of twelve (12) months after the Date of Termination (after which time the Employer shall have no further obligation to pay Base Salary to the Executive) and (ii) within ninety (90) days of the Employer's last payment of Base Salary under this Section, or the end of the Employer's fiscal year during which it is determined that the Executive has a Disability, whichever is earlier, pay, on a prorated basis if applicable, any earned but unpaid Bonus, determined as of the Date of Termination (using calendar days of service to the Company during the year of Executive's Disability as a percentage of 365 calendar days to determine the percentage of Bonus compensation). The entitlement of the Executive to benefits under a plan described in Section 3.4.1 upon such termination shall be determined in accordance with applicable law and the provisions of such plan.

          5.3.    Termination by Executive Other Than for Good Reason.    In the event the Executive terminates this Agreement other than for Good Reason, compensation pursuant to Section 3.1 of this Agreement shall end as of the Date of Termination and any unpaid Bonus shall be forfeited by the Executive. The entitlement of the Executive to benefits under any Benefit Plan shall be determined in accordance with applicable law and the provisions of such plan.

          5.4.    Termination by the Employer Without Cause.    If this Agreement is terminated by the Employer Without Cause pursuant to this Section 5.4, effective the Date of Termination, the

  Employer shall (i) continue to pay the Executive's Base Salary then in effect for a period of twelve (12) months after the Date of Termination and (ii) within ninety (90) days of the Employer's last payment of Base Salary under this Section, or the end of the Employer's fiscal year during which such Termination Without Cause occurs, whichever is earlier, pay    (    ) times            percent (    %) of the Bonus the Executive would have been entitled to had he remained an employee of Employer until the end of Employer's fiscal year. Thereafter, the Employer shall have no further obligation to pay compensation to the Executive under this Agreement. Provided however, that upon a termination by the Employer pursuant to this Section 5.4 within the six (6) full calendar month period prior to the effective date of a Change in Control, or within the twelve (12) full calendar months following the effective date of a Change in Control, the cash payment(s) due to Executive as described in this Section 5.4 shall be due and payable in full within thirty (30) days of the effective date of a Change in Control or the effective date of the Executive's Termination Without Cause, whichever is later. The Executive shall continue to be entitled to benefits under Employer's Benefit Plans for twelve (12) months after the Date of Termination provided that a review of applicable law and the provisions of such plans does not result in a determination to the contrary.

          5.5.    Termination for Cause.    Upon a Termination by the Employer for Cause as defined in Section 1.1 pursuant to this Section 5.5, the Employer shall have no further obligation to pay compensation (Base Salary or Bonus) to the Executive effective the Date of Termination. The entitlement of the Executive to benefits under a plan described in Section 3.4.1 upon such termination shall be determined in accordance with applicable law and the provisions of such plan.

          5.6.    Termination by the Executive for Good Reason.    If the Executive terminates this Agreement for Good Reason, the Executive shall be entitled to receive the same payments and benefits specified in Section 5.4 of this Agreement. Upon a termination for Good Reason within the six (6) full calendar month period prior to the effective date of a Change in Control or within the twelve (12) full calendar months following the effective date of a Change in Control, the Executive shall be entitled to the same expedited payments provided in Section 5.4. The entitlement of the Executive to benefits under a plan described in Section 3.4.1 upon such termination shall be determined in accordance with applicable law and the provisions of such plan.

          5.7.    Termination Due to Discontinuance of Business.    Notwithstanding anything in this Agreement to the contrary, in the event the Employer's business is discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Employer, this Agreement shall terminate as of the day the Employer determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 5.7, the Employer shall have no further obligation to pay compensation to the Executive effective the Date of Termination. The entitlement of the Executive to benefits under a plan described in Section 3.4.1 upon such termination shall be determined in accordance with applicable law and the provisions of such plan. This Section 5.7 shall be void and of no effect in the event of a discontinuance that occurs within twelve (12) months after the effective date of a Change in Control.

          5.8.    Termination by Mutual Consent.    Notwithstanding any of the foregoing provisions of this Section 5, if at any time during the course of this Agreement the parties by mutual consent decide to terminate it, they shall do so by separate agreement setting forth the terms and conditions of such termination.

          5.9.    Cooperation with Employer After Termination of Employment.    Following termination of the Executive's employment for any reason, the Executive shall fully cooperate with the

  Employer in all matters relating to the winding up of his pending work on behalf of the Employer including, but not limited to, any litigation in which the Employer is involved, and the orderly transfer of any such pending work to other employees of the Employer as may be designated by the Employer. The Employer agrees to reimburse the Executive for any out-of-pocket expenses he incurs in performing any work on behalf of the Employer following the termination of his employment.

          5.10.    Withholding.    All payments required to be made by the Employer to the Executive under Section 5 of this Agreement shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld for payment to the applicable taxing authorities pursuant to any applicable law or regulation. Employer shall make such payments to the applicable taxing authority when due.

        6.    CONFIDENTIALITY & NON-COMPETITION AGREEMENT

        The parties hereto have entered into a Confidentiality & Non-Competition Agreement dated                        , 2004, which may be amended by the parties from time to time without regard to this Agreement. The Confidentiality & Non-Competition Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

        7.    EXECUTIVE'S REPRESENTATIONS AND WARRANTIES

          7.1.    No Conflict of Interest.    The Executive warrants that he is not, to the best of his knowledge and belief, involved in any situation that might create, or appear to create, a conflict of interest with his loyalty to or duties for the Employer, except as such may have been previously disclosed to Employer.

          7.2.    Notification of Materials or Documents from Other Employers.    The Executive further warrants that he has not brought and will not bring to the Employer or use in the performance of his responsibilities at the Employer any materials or documents of a former employer that are not generally available to the public, unless he has obtained express written authorization from the former employer for their possession and use.

          7.3.    Notification of Other Post-Employment Obligations.    The Executive also understands that, as part of his employment with the Employer, he is not to breach any obligation of confidentiality that he has to former employers, and he agrees to honor all such obligations to former employers during his employment with the Employer. The Executive warrants that he is subject to no employment agreement or restrictive covenant preventing full performance of his duties under this Agreement.

          7.4.    Indemnification For Breach.    In addition to other remedies that the Employer might have for breach of this Agreement, the Executive agrees to indemnify and hold the Employer harmless from any breach of the provisions of this Section 7.

        8.    GENERAL PROVISIONS

          8.1.    Assignment.    The Employer shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Employer may hereafter merge or consolidate or to which the Employer may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Employer hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

          8.2.    Notice.    For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employer:	Comstock Homebuilding Companies, Inc. Employer Headquarters Address at time of Notice
Attention: General Counsel
To the Executive:	Bruce J. Labovitz Home Address as shown in the records of the Employer at time of Notice

          8.3.    Amendment and Waiver.    No amendment or modification of this Agreement shall be valid or binding upon (i) the Employer unless made in writing and signed by an officer of the Employer designated by the Board, and (ii) upon the Executive unless made in writing and signed by him.

          8.4.    Non-Waiver of Breach.    No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

          8.5.    Severability.    In the event that any provision or portion of this Agreement, with the exception of Sections 2 and 3, shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

          8.6.    Governing Law.    To the extent not preempted by federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined accordance with the law of the Commonwealth of Virginia.

          8.7.    Forum Selection and Consent to Jurisdiction.    With respect to any litigation based on, arising out of, or in connection with this Agreement, the parties hereby expressly submit to the personal jurisdiction of the Fairfax County Circuit Court for the Commonwealth of Virginia and of the United States District Court for the Eastern District of Virginia. The parties hereby expressly waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above, including without limitation any claim that any such litigation has been brought in an inconvenient forum.

          8.8.    Entire Agreement.    This Agreement contains all of the terms agreed upon by the Employer and the Executive with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written.

          8.9.    Binding Effect.    This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Employer, including any corporation or entity with which the Employer may merge or consolidate.

          8.10.    Headings.    Numbers and titles to Sections hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

          8.11.    Counterparts.    This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which when taken together, shall be and constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first written above.

The Employer:	COMSTOCK HOMEBUILDING COMPANIES, INC.
	By:	Christopher Clemente Chief Executive Officer
The Executive:	Bruce J. Labovitz

QuickLinks

EMPLOYMENT AGREEMENT